EXHIBIT B

STOCK PURCHASE AGREEMENT

BY AND AMONG

J. RUSSELL DUNCAN,
MIMI G. DUNCAN

AND

DENNIS J. STEVERMER

June 23, 2005

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT is made and entered into on this 23rd day of June, 2005 by and among Dennis J. Stevermer ("Purchaser"), J. Russell Duncan, individually and as trustee of the trust created by the J. Russell Duncan Trust Agreement dated June 29, 1998 (the "JRD Trust") and successor trustee of the trust created by the Mimi G. Duncan Trust Agreement dated July 22, 1998 (the "MGD Trust"), Mimi G. Duncan, individually, as trustee of the MGD Trust and successor trustee of the JRD Trust (collectively referred to as the "Sellers").

WHEREAS, the JRD Trust holds and is the owner of record of 1,285,981 shares of Class A Common Stock of Milastar Corporation, a Delaware corporation (the "Company") and the MGD Trust holds and is the owner of record of 420,366 shares of Class A Common Stock of the Company (collectively the shares owned by the JRD Trust and the MGD Trust are referred to herein as the "Sale Shares"); and

WHEREAS, the Purchaser wishes to acquire the Sale Shares and the Sellers wish to sell the Sale Shares to Purchaser on the terms and conditions set forth herein.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Act means the Securities and Exchange Act of 1934, as amended, including regulations of the Securities and Exchange Commission thereunder.

Adverse Claim means, with respect to any asset, any security interest, lien, encumbrance, pledge, trust, charge, proxy, conditional sale agreement, title retention agreement, rights under any Contract, and any other liability or burden of any nature whatsoever attached to or affecting such asset.

Certificate means the Company's Certificate of Incorporation, and any amendments thereto effective on or before the date hereof.

Closing has the meaning set forth in Section 2.3.

Consent means any consent, waiver, authorization, certification or exemption from any Person under any Contract or Requirement of Law, as applicable.

Contract means, with respect to any Person, any indenture, indebtedness, contract, lease, agreement, instrument, license and other commitment, whether written or oral, to which such Person or such Person's properties or assets are bound.

Governmental or Regulatory Authority means any court, tribunal, arbiter, authority, agency, commission, official or other instrumentality of the United States or any political subdivision thereof (whether state, county, city, municipal or otherwise), including the IRS and any other Taxing Authority.

Governmental Permit or Approval means any license, permit, certificate of authority, authorization, approval, consent, ruling, certification, exemption, registration, franchise, right, order, qualification and similar right or approval granted or issued by any Governmental or Regulatory Authority.

Legal Proceeding means any claim or investigation by any Governmental or Regulatory Authority with respect to which notice has been given to Company, or any suit (whether civil, criminal, administrative, investigative or informal) arbitration or administrative proceeding by an Person.

Order means any judgment, order, writ, decree, injunction, assurance of voluntary compliance, assurance of discontinuance, conciliation agreement, settlement agreement or other determination of or agreement with any Governmental or Regulatory Authority whatsoever (in each such case, whether preliminary or final).

Person means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, joint venture, trust, association, union, entity, any other form of business organization or any Governmental or Regulatory Authority.

Purchaser means Dennis J. Stevermer (subject to the right of assignment described Section 10.1).

Requirement of Law means, with respect to any Person, any provision of law, statute, treaty, rule, regulation, ordinance, code or pronouncement having the effect of law, or any Order, that is, in each case, binding upon such Person or any of such Person's properties.

Sale Shares means all shares of the Company's capital stock owned by the Sellers, including, without limitation, the 1,706,347 shares of Class A Common Stock represented by (i) certificate DU 42554 (representing 1,285,981 shares issued to J. Russell Duncan as Trustee under the J. Russell Duncan Trust Agreement dated June 29, 1998), and (ii) certificates DU 42547, DU 42549 and DU 42550 (representing 420,366 shares issued to Mimi G. Duncan as Trustee under the Mimi G. Duncan Trust Agreement dated July 22, 1998).

Sellers has the meaning set forth in the preamble above.

Seller Options means (i) the option to purchase 198,333 shares of the Company's Class A Common Stock granted to J. Russell Duncan on July 1, 2002, and (ii) the option to purchase 166,666 shares of the Company's Class A Common Stock granted to Mimi G. Duncan on July 1, 2002.

ARTICLE II

PURCHASE AND SALE OF STOCK

2.1 Sale of Sale Shares. Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below), and the Sellers agree to sell, transfer and assign to the Purchaser at the Closing, for an aggregate purchase price of $4,507,000.00 (the "Purchase Price"), all the Sale Shares.

2.2 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser to Sellers as follows:

(a) Simultaneously with the execution of this Agreement, Purchaser has paid $25,000 to Mimi G. Duncan, as Trustee of the MGD Trust and Mimi G. Duncan acknowledges receipt thereof;

(b) Simultaneously with the execution of this Agreement, Purchaser has paid $25,000 to J. Russell Duncan, as Trustee of the JRD Trust and J. Russell Duncan acknowledges receipt thereof;

(c) At the Closing, Purchaser shall pay $3,372,000 to J. Russell Duncan, as Trustee of the JRD Trust, by wire transfer of immediately available funds; and

(d) At the Closing, Purchaser shall pay $1,085,000 to Mimi G. Duncan, as Trustee of the MGD Trust, by wire transfer of immediately available funds.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Company on 7317 West Lake Street, Minneapolis, MN 55426, at 10:00 a.m., on the business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself), or at such other place or on such other date upon which the Sellers and the Purchaser may mutually agree, orally or in writing.

2.4 Deliverables. Upon the execution of this Agreement, the Sellers shall deliver the stock certificates representing the Sale Shares to the Company's President, L. Michael McGurk, together with fully executed stock powers assigning the certificates to the Purchaser. L. Michael McGurk shall hold such certificates and stock powers in trust and deliver same to: (i) the Purchaser at the Closing, or (ii) in the event the Closing does not occur, to the Sellers upon a termination of this Agreement pursuant to Article IX. At the Closing, the Sellers shall also deliver to the Purchaser all original agreements evidencing the Seller Options for cancellation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to the Purchaser:

3.1 Capitalization. The Sale Shares represent all the shares of the Company's capital stock owned by the Sellers. Except for the Seller Options, Sellers have no outstanding options, warrants, rights or agreements, orally or in writing, for the purchase or acquisition from the Company or any of its stockholders of any shares of its capital stock. Except as may be set forth in this Agreement, there is no agreement or understanding between the Sellers and any other party that affects or relates to the voting, sale, transfer or assignment of the Sale Shares or Seller Options.

3.2 Authority. This Agreement, when executed and delivered by the Sellers, will constitute a valid and legally binding obligations of the Sellers, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. J. Russell Duncan is the acting and duly appointed trustee of the JRD Trust and the duly appointed successor trustee of the MGD Trust and has full power and authority to enter into this Agreement on behalf of such trusts. Mimi G. Duncan is the acting and duly appointed trustee of the MGD Trust and the duly appointed successor trustee of the JRD Trust and has full power and authority to enter into this Agreement on behalf of such trusts.

3.3 Title to Stock. All of the Sale Shares have been duly and validly issued and are fully paid, non-assessable and free of all Adverse Claims. The Sale Shares, when transferred to Purchaser in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable, will have the rights, preferences and privileges described in the Certificate, will be free of all Adverse Claims, and will, upon transfer to Purchaser, be free of restrictions on transfer other than the restrictions on transfer under the applicable state and federal securities laws. Except for the Seller Options, the Sellers own no other options, warrants or similar rights to purchase or acquire securities of the Company.

3.4 No Violation. There are no Legal Proceedings pending or currently threatened against the Sellers that questions the validity of this Agreement or the right of the Sellers to enter into this Agreement, or to consummate the transactions contemplated hereby. The foregoing includes, without limitation, actions pending or threatened or any basis therefor known to the Sellers. Neither the execution and delivery or this Agreement nor the consummation of the transactions contemplated hereby will violate or result in a breach or be in conflict with or constitute default under any term of any agreement or other instrument or law applicable to the Sellers.

3.5 Brokers or Finders. Neither the Company nor the Purchaser have incurred, and will not incur, directly or indirectly, as a result of any action taken by the Sellers, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or the transactions contemplated hereby.

3.6 No Amount Owed to or from Sellers. Except for compensation due to Sellers in their capacities as employees or directors of the Company (none of which is past due), the Company is not indebted, directly or indirectly, to any of the Sellers, in any amount whatsoever. The Sellers are not indebted to the Company for any amount whatsoever.

3.7 Employment. The employment of any Seller as an employee of the Company is terminable at the will of the Company. The Company has no obligation to pay any severance amount to any Seller upon their termination of employment with the Company and the Sellers will not demand or accept any such payment upon their termination of employment.

3.8 Investment Knowledge; No Reliance. Each Seller acknowledges that he or she is a director and/or officer in the Company and is very familiar with the Company's business, financial condition and prospects. Each Seller represents that he or she has experience in evaluating, investing and selling securities in companies similar to the Company, so that he or she is capable of evaluating the merits and risks of his or her sale of the Sale Shares and has the capacity to protect his or her own interests. The Sellers have independently determined by themselves, or with the assistance of their financial advisors, that the Purchase Price set forth herein is fair and reasonable, and they have not relied upon any information provided by the Purchaser or any representations of the Purchaser in determining the fairness of such Purchase Price.

3.9 Disclosure. The Sellers have provided the Purchaser with all the information which the Purchaser has requested for deciding whether to acquire the Sale Shares and all information which the Sellers believe is reasonably necessary to enable the Purchaser to make such a decision. No representation or warranty of the Sellers contained in this Agreement and the exhibits attached hereto, any certificate furnished or to be furnished to Purchaser at the Closing, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Sellers that:

4.1 Authorization. This Agreement when executed and delivered by the Purchaser, will constitute a valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Purchaser represents that he has full power and authority to enter into this Agreement.

4.2 Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser's representations to the Company, which by the Purchaser's execution of this Agreement the Purchaser hereby confirms with regard to himself only, that the Sale Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser's own account (or a company owned and controlled by Purchaser as provided for in Section 11.1), not as a nominee or agent, and not with a view to the resale or distribution of any part thereof and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Sale Shares.

4.3 Investment Experience; Economic Risk. The Purchaser represents that he has experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, so that he is capable of evaluating the merits and risks of his investment in the Company and has the capacity to protect his own interests. The Purchaser represents that he understands that the purchase of Sale Shares hereunder is a speculative investment which involves a high degree of risk of loss of the Purchaser's investment therein. The Purchaser represents that he is able to bear the economic risks of its investment in the Sale Shares for an indefinite period of time. The foregoing does not, however, limit or modify the representations and warranties of the Company set forth in Article III of this Agreement, or the right of the Purchaser to rely thereon.

4.4 Brokers or Finders. The Sellers have not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

ARTICLE V

CONDITIONS OF THE PURCHASER'S OBLIGATIONS AT CLOSING

The obligations of the Purchaser to the Sellers under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Sellers contained in Article III shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

5.2 Performance. The Sellers shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Certificates. The Sellers shall have each delivered to the Purchaser at the Closing a certificate signed by each Seller, certifying that the conditions specified in Sections 5.1 and 5.2 have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful transfer and sale of the Sale Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at such Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Purchaser's counsel, and the Purchaser's counsel shall have received all such counterpart original and certified or other copies of such documents as it may reasonably request.

5.6 Deliverables. The Sellers shall have executed and delivered to the Purchaser the deliverables referred to in Section 2.4.

5.7 Financing. The Purchaser shall have received a written commitment, on terms satisfactory to the Purchaser, from a lender or lenders to provide financing to the Purchaser to complete the purchase of the Sale Shares and Seller Options.

5.8 Board Approval. The Company's Board of Directors shall have approved the transactions contemplated herein as required by Section 203 of Delaware General Business Corporation Law and a copy of board resolutions evidencing such approval shall have been delivered to the Purchaser, and such approval shall not have been rescinded.

5.9 Surrender of Seller Options. Sellers shall have surrendered the Seller Options to the Company for cancellation and will have delivered to the Purchaser evidence in a form satisfactory to the Purchaser that such Seller Options have been surrendered and cancelled.

ARTICLE VI

CONDITIONS OF THE SELLERS' OBLIGATIONS AT CLOSING

The obligations of the Sellers under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Article IV shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchaser on or prior to the Closing shall have been performed or complied with in all material respects.

6.3 Certificates. The Purchaser shall deliver to the Sellers at the Closing a certificate signed by the Purchaser, certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

6.4 Payment of Purchase Price. The Purchaser shall have paid to Sellers, at the Closing, the Purchase Price in accordance with Section 2.2.

ARTICLE VII

COVENANTS OF THE SELLERS

The Sellers, jointly and severally, covenant and agree with Purchaser as follows:

7.1 Conduct of Business. Except as otherwise required by this Agreement, consented to in writing by Purchaser, or as may be required to discharge their fiduciary obligations as directors or officers of the Company, during the period beginning on the date hereof and ending on the Closing, the Sellers will use their best efforts to cause the Company to:

(a) Carry on its business and use all reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with lenders, customers, suppliers and others having business dealings with it to the end that its goodwill and going concern value will be unimpaired;

(b) Keep in full force and effect insurance comparable in amount and scope of coverage to the insurance now carried by it;

(c) Discharge and perform all of its liabilities, obligations and duties as they become due under all Governmental Permits or Approvals and Contracts relating to or affecting its properties, assets and business;

(d) Maintain its books of account and records in the usual, regular and ordinary manner in accordance with generally accepted accounting principles consistently applied on the same basis as in the prior year;

(e) Comply with all Requirements of Law;

(f) Not amend its Certificate or Bylaws;

(g) Not enter into or assume any material Contract except in the ordinary course of business consistent with past practices;

(h) Not merge or consolidate with or purchase substantially all of the assets or stock of or otherwise acquire any business of any Person or any division thereof;

(i) Not declare or pay any dividend (cash or stock) or make any other distribution;

(j) Not incur any indebtedness for borrowed money or vary the terms of any existing debt, or debt security, or issue or sell any equity or debt securities including common stock, or acquire or dispose of any assets, except in the ordinary course of business consistent with past practices, or accelerate the payment or satisfaction of any material obligation or liability, fixed or contingent;

(k) Not grant to any employee or former employee any increase in compensation or in severance or termination pay, or enter into any employment agreement with any employee or pay any bonus to any employee or director;

(l) Not issue or redeem any of its securities; and

(m) Not agree to take any of the actions set forth in the foregoing Sections 7.1(a) through 7.1(l).

7.2 No Negotiations. Except as contemplated by this Agreement, until the Closing, neither the Sellers nor any representatives of the Sellers shall, directly or indirectly, solicit, conduct discussions with or engage in negotiation with any Person other than the Purchaser or enter into any transaction with any Person other than the Purchaser, concerning or relating to the sale or transfer of the Sale Shares.

7.3 Satisfaction of Conditions Precedent. The Sellers will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith and use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy all conditions precedent to the obligations of the Purchaser to consummate the transaction, as set forth in Article V.

7.4 No Exercise of Seller Options. During the period beginning on the date hereof and ending on the Closing, the Sellers will not, without the prior written consent of the Purchaser, exercise their rights to acquire capital stock of the Company under the Seller Options.

7.5 Resignations. Effective as of the Closing, Mimi G. Duncan shall resign as Chairperson of the Board, Chief Executive Officer and as a director of the Company, and J. Russell Duncan shall resign as a director of the Company.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the Sellers and the Purchaser shall survive the Closing indefinitely. The covenants of the parties herein shall survive the Closing. All statements contained herein or in any certificate, schedule or other writing delivered in connection with the transactions contemplated hereby shall be deemed representations and warranties of the respective parties making them.

8.2 Indemnification by the Sellers. The Sellers hereby agree, jointly and severally, to indemnify and hold the Purchaser harmless from or against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, or expenses suffered, sustained, incurred or required to be paid by the Purchaser arising out of or in connection with or as a result of the breach by the Sellers of any representation, warranty, covenant or agreement made by it contained in this Agreement. In addition, the Sellers hereby agree to indemnify and hold the Purchaser harmless from or against, for and in respect of all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, interest and penalties) incurred by the Purchaser in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

8.3 Indemnification by the Purchaser. The Purchaser hereby severally agrees to indemnify and hold the Sellers harmless from or against, for and in respect of any and all damages, losses, obligations, liabilities, claims, actions or causes of action, encumbrances, costs, or expenses suffered, sustained, incurred or required to be paid by the Sellers arising out of or in connection with or as a result of the breach by the Purchaser of any representation, warranty, covenant or agreement made by it contained in this Agreement. In addition, the Purchaser hereby agrees to indemnify and hold the Sellers harmless from or against, for and in respect of all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses, interest and penalties) incurred by the Company or the Shareholder in connection with any action, suit, proceeding, demand, claim, assessment or judgment incident to any of the matters indemnified against in this Section 8.3.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By mutual consent of the parties hereto;

(b) By the Purchaser if there has been a material breach of any representation or warranty, covenant or agreement by, or the failure of a condition to be performed by or on the part of any Seller set forth in this Agreement which has not been cured by the Sellers within 10 days of receiving written notice thereof from the Purchaser;

(c) By the Sellers if there has been a material breach of any representation, warranty, covenant or agreement by, or the failure of a condition to be performed by or on the part of Purchaser set forth in this Agreement which has not been cured by the Purchaser within 10 days of receiving written notice thereof from the Sellers;

(d) By either Purchaser on the one hand or Seller on the other if the transaction contemplated hereby has not been consummated on or before October 31, 2005, unless such eventuality shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any of the covenants, agreements or conditions hereof to be performed or observed by such party; or

(e) By Purchaser on the one hand or Seller on the other if an Order has been entered against any of the parties hereto, restraining, prohibiting, declaring illegal or awarding substantial damages in connection with any material part of the transaction contemplated hereby or restraining, prohibiting or declaring illegal the ownership, use or enjoyment by Purchaser of the Sale Shares.

9.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser on the one hand or Seller on the other hand as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except to the extent that such termination results from the breach by a party hereto of any of such party's representations and warranties, or a breach of such party's covenants or agreements set forth in this Agreement. Upon a termination for the reasons stated in 9.1 (a), (b) or (d) above, the Purchase Price down payment described in Section 2.2 (a) and (b) shall be promptly returned to the Purchaser. Upon a termination for the reasons stated in Section 9.1(c) above, the Sellers shall be entitled to keep the Purchase Price down payment described in Section 2.2 (a) and (b).

9.3 Extension; Waiver. The parties hereto may, at any time, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE X

MISCELLANEOUS

10.1 Dispute Resolution. Any dispute among the parties hereto arising on or after the date hereof shall be resolved in accordance with the arbitration provisions of this Section 10.1.

(a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof promptly by negotiation between party representatives who have authority to settle the controversy. Any party may give the other parties written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within fifteen days of the delivery of the Notice of Dispute, representatives of all parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within thirty days of the disputing party's Notice of Dispute, or if the parties fail to meet within the allotted fifteen days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

(b) If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

(c) Any controversy or claim arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in paragraph (a) of this Section 10.1, shall be settled by arbitration in Minneapolis, Minnesota, in accordance with the CPR Rules for Non-Administered Arbitration of Business Disputes, by three arbitrators (one arbitrator if the dollar amount at issue in the controversy or claim is $250,000 or less). If three arbitrators are to be used, each party shall choose one arbitrator and the two arbitrators so chosen shall choose a third arbitrator. If only one arbitrator is required pursuant to the penultimate sentence, the parties shall attempt to find a mutually agreeable candidate; and if the parties are unable to select a candidate within 30 days, the party seeking arbitration shall select three arbitrator candidates, and the responding party shall designate an arbitrator from among the three candidates. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. 1-16, and the award rendered by the arbitrator(s) shall be final and binding on the parties and may be entered in any court having jurisdiction thereof; provided, however, that the arbitrator(s) may not render an award without an evidentiary hearing on the merits.

(d) Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator(s).

(e) The arbitrator(s) shall instruct the non-prevailing parties to pay all costs of the proceedings, including the fees and expenses of the arbitrator(s) and the reasonable attorneys' fees and expenses of the prevailing parties. The party whose position best approximates the decision reached by the arbitrator(s) shall constitute the prevailing party, or designated by the arbitrator(s). If the arbitrator(s) concludes that neither party's position approximated the arbitrator(s) decision, each party shall be instructed to bear its own costs and to pay one-half of the fees and expenses of the arbitrator(s).

(f) It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of five business days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section 10.1(f) shall not be a basis for challenging the award.

10.2 Transfer; Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, Purchaser's rights and obligations under this Agreement may be transferred and assigned, without the prior consent of the Sellers, to any entity that has at least 50% of its voting securities owned, directly or indirectly, by the Purchaser.

10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Reliance on Representations and Warranties. Notwithstanding any investigation or other due diligence activity conducted by the Purchaser prior to the Closing, Sellers agree that Purchaser entered into this Agreement and, if the Transaction closes, consummated the Transaction in reliance only on the representations and warranties of Sellers herein, which reliance the Sellers agree is intended and justified.

10.7 Notices. All notices, requests, demands and other communications under this Agreement or in connection herewith shall be given to or made upon (i) the Purchaser at 7317 West lake Street, Minneapolis, MN 55426, attention: Dennis Stevermer, with a copy to Briggs and Morgan, P.A., 2200 IDS Center, Minneapolis, Minnesota 55402, attention: Charles W. Johnson, and (ii) the Sellers at #9 Via Parigi, Palm Beach, FL 33480, attention: Mimi G. Duncan, with a copy to Fee, Rosse & Lanz, P.C., 321 Boston Post Road, Sudbury, MA 01776, attention: Mark Resnick. All notices, requests, demands and other communications given or made in accordance with the provisions of this Agreement shall be in writing, and shall be sent by airmail, return receipt requested, or by facsimile with confirmation of receipt, and shall be deemed to be given or made when receipt is so confirmed. Any party may, by written notice to the other, alter its address or respondent, and such notice shall be considered to have been given three (3) days after the airmailing or faxing thereof.

10.8 Expenses. Each of the Sellers and the Purchaser shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

10.9 Amendments and Waivers. Any term of this Agreement may be amended with the written consent of the Sellers and the Purchaser. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon the Purchaser and any assignee of Purchaser.

10.10 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

10.11 Waiver. Any waiver, permit, consent or approval of any kind or character on the part of any party under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

10.12 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

10.13 Remedies Cumulative. No right or remedy herein conferred upon or reserved to any party in this Agreement is intended to be exclusive of any other right or remedy, and to the extent not prohibited by law, each and every right and remedy will be cumulative and in addition to any other right or remedy under this Agreement or at law or in equity. The parties acknowledge that the Purchaser may, if he elects, at any time require and obtain specific performance of the provisions of this Agreement.

10.14 Joint Preparation. This Agreement has been jointly prepared by the parties and the provisions hereof will not be construed more strictly against one party than another as a result of its participation in such preparation. Each party has consulted such legal, financial, technical or other expert it deems necessary or desirable before entering into this Agreement. Each party warrants that it has read, knows, understands and agrees with the terms and conditions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
WITNESSED BY: /s/ Phil Johnson Print Name: Phil Johnson	*PURCHASER* /s/ Dennis J. Stevermer Dennis J. Stevermer
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	*SELLERS* /s/ J. Russell Duncan J. Russell Duncan, as Trustee under the J. Russell Duncan Trust Agreement dated June 29, 1998
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ Mimi G. Duncan Mimi G. Duncan, as Successor Trustee under the J. Russell Duncan Trust Agreement dated June 29, 1998
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ Mimi G. Duncan Mimi G. Duncan, as Trustee under the Mimi G. Duncan Trust Agreement dated July 22, 1998
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ J. Russell Duncan J. Russell Duncan, as Successor Trustee under the Mimi G. Duncan Trust Agreement dated July 22, 1998
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ J. Russell Duncan J. Russell Duncan
WITNESSED BY: /s/ Mary J. Simeone Print Name: Mary J. Simeone	/s/ Mimi G. Duncan Mimi G. Duncan
WITNESSED BY: Print Name:	Solely for Purposes of Section 2.4: L. Michael McGurk